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                                                                   Exhibit 23(E)

[LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]

PERSONAL AND CONFIDENTIAL
-------------------------

March 19, 1997

Board of Directors
Home Beneficial Corporation
3901 West Broad Street
Richmond, VA 23230

Re: Registration Statement of American General relating to shares of common stock, par value $0.50 per share, of American General

Ladies and Gentlemen:

Attached is our opinion letter dated March 19, 1997, with respect to the fairness to the holders of the outstanding shares of Voting and Non-Voting Common Stock, par value $0.3125 per share (the "Shares"), of Home Beneficial Corporation (the "Company") of the Consideration (as defined below) to be received for the Shares pursuant to the Agreement and Plan of Merger dated as of December 22, 1996, as amended, by and among American General Corporation ("American General"), AGC Life Insurance Company, a wholly-owned subsidiary of American General ("Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Sub, and each outstanding Share will be converted into a number of shares (the "Stock Consideration") of Common Stock, par value $0.50 per share, of American General ("Purchaser Common Stock") calculated by dividing (x) $39.00 by (y) the average of the high and low sales prices, regular way, per share of Purchaser Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange trading days (each a "Trading Day") ending on (and including) the fifth Trading Day prior to the effective time of the Merger (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price (as defined in the Agreement) shall be $35.00. Holders of Shares may elect, with respect to all or a portion of their Shares, to convert such Shares into the right to receive $39.00 per Share in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Stock Consideration and Cash Consideration are hereinafter collectively referred to as the "Consideration."

The foregoing opinion letter is provided for the information and assistance of the Board of Directors in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.



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In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY OF PROXY STATEMENT/PROSPECTUS--The Proposed Merger--Opinion of Home Beneficial's Financial Advisor" and "THE PROPOSED MERGER--Opinion of Home Beneficial's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Goldman, Sachs & Co.
----------------------
(GOLDMAN, SACHS & CO.)


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[LETTERHEAD OF GOLDMAN SACHS APPEARS HERE]

PERSONAL AND CONFIDENTIAL

March 19, 1997

Board of Directors
Home Beneficial Corporation
3901 West Broad Street
Richmond, VA 23230


Ladies and Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Voting and Non-Voting Common Stock, par value $0.3125 per share (the "Shares"), of Home Beneficial Corporation (the "Company") of the Consideration (as defined below) to be received for the Shares pursuant to the Agreement and Plan of Merger dated as of December 22, 1996, as amended, by and among American General Corporation ("American General"), AGC Life Insurance Company, a wholly-owned subsidiary of American General ("Sub"), and the Company (the "Agreement"). Pursuant to the Agreement, the Company will be merged with and into Sub (the "Merger"), and each outstanding Share will be converted into a number of shares (the "Stock Consideration") of Common Stock, par value $0.50 per share, of American General ("Purchaser Common Stock") calculated by dividing
(x) $39.00 by (y) the average of the high and low sales prices, regular way, per share of Purchaser Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each a "Trading Day") ending on (and including) the fifth Trading Day prior to the effective time of the Merger (the "Trading Average"); provided, however, that if the Trading Average is less than $35.00, then the Average Purchaser Price (as defined in the Agreement) shall be $35.00. Holders of Shares may elect, with respect to all or a portion of their Shares, to convert such Shares into the right to receive $39.00 per Share in cash (the "Cash Consideration"), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion. The Stock Consideration and Cash Consideration are hereinafter collectively referred to as the "Consideration."

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We have also provided certain investment banking services to American General from time to time, including having acted as lead underwriter in connection with several public and private offerings of securities in recent years, including a private placement of 7.57% Capital Securities issued by an affiliate of American General on November 29, 1996 and a public offering of 6.00% Convertible Monthly Income

Preferred Securities issued by an affiliate of American General on May 24, 1995, and may provide investment banking services to American General in the future. Goldman, Sachs & Co. is a full-service securities firm and in the normal course of its trading activities, the Firm accumulated a long position of 3,989 shares of Purchaser Common Stock.

In connection with this opinion, we have reviewed, among other things, the Registration Statement on Form S-4 of American General dated March 19, 1997;
the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996 and of American General for the five years ended December 31, 1995; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and of American General; a Current Report on Form 8-K of American General dated February 21, 1997; annual statutory statements for the two years ended December 31, 1995, for the Company's insurance subsidiary and for certain of American General's insurance subsidiaries; certain other communications from the Company and American General to their respective stockholders; the actuarial appraisal as of June 30, 1996, of the Home Beneficial Life Insurance Company prepared by a nationally recognized actuarial firm (the "Appraisal"), and certain internal financial analyses for the Company prepared by its management. We also have held discussions with members of the senior management of the Company and American General regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and for the Purchaser Common Stock, compared certain financial and stock market information for the Company and for American General with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations and performed such other studies and analyses as we considered appropriate.

We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. As you are aware, American General did not make available to us its projections of expected future performance. Accordingly, we note that our review of such information for purposes of rendering our opinion was limited to discussions with management of American General of analysts' estimates for 1997. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or American General or any of their respective subsidiaries and, except for the Appraisal referred to in the third paragraph of this opinion, we have not been furnished with any such evaluation or appraisal. We are aware that the Company received, prior to entering into the Agreement, an indication of interest from another party expressing willingness, subject to due diligence and other contingencies, to pay a possible purchase price in excess of the Consideration. We further understand that in evaluating such indication of interest the Board of Directors of the Company took into consideration, among other things, various material uncertainties relating to the likelihood of the Company and such other party reaching an agreement in a timely fashion at the high end of the range of prices discussed with such party. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the

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Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be received by the holders of Shares pursuant to the Agreement is fair to holders of Shares receiving such Consideration.

                                          Very truly yours,


                                          /s/ Goldman, Sachs & Co.
                                          Goldman, Sachs & Co.

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